Exhibit 99.1

Register.com Reports Second Quarter 2003 Financial Results

New York, NY, July 31, 2003 - Register.com, Inc. (Nasdaq: RCOM), a leading provider of global domain registration and Internet services, today reported a net loss for the second quarter ended June 30, 2003 of $(3.0) million or $(0.07) per share, compared to net income of $0.8 million, or $0.02 per diluted share, for the second quarter of 2002 and compared to net income of $2.0 million, or $0.05 per diluted share, for the first quarter 2003.

Net revenues for the second quarter of 2003 were $26.2 million, compared to net revenues of $27.0 million for the second quarter of 2002, and $27.1 million for the first quarter of 2003. Second quarter 2003 revenue breakdown was as follows: 86% from registrations, 9% from other products and services and 5% from advertising. This compares with a respective revenue breakdown of 91%, 5% and 4% in the second quarter of 2002, and 88%, 8%, and 4% in the first quarter 2003.

Total operating expenses in the second quarter 2003 increased by $5.9 million compared to the second quarter of 2002. This increase was primarily due to $5.4 million in advisory fees and expenses related to the Company’s consideration of various strategic alternatives, following two unsolicited takeover proposals received by the Company early in 2003. On a pro forma basis excluding these advisory fees and expenses and amortization of intangibles, total operating expenses in the second quarter of 2003 increased by $0.5 million over the second quarter of 2002. On a pro forma basis excluding these advisory fees and expenses and amortization of intangibles, total operating expenses in the second quarter of 2003 increased by $1.2 million over the first quarter of 2003.

Loss from operations in the second quarter of 2003 was $(4.7) million, compared with income from operations of $1.4 million in the second quarter of 2002. On a pro forma basis, excluding the special advisory fees and expenses and amortization of intangibles, income from operations in the second quarter of 2003 was $0.8 million.

At the end of the second quarter of 2003, the Company’s total deferred revenue balance was $89.2 million, representing an $0.8 million increase from the balance at the end of the first quarter of 2003.

At the end of the second quarter of 2003, Register.com had $208.1 million in cash, short-term investments and marketable securities, representing a $3.8 million decrease from the balance at the end of the first quarter 2003. The decrease was due in large part to the repayment of $5.7 million of notes issued in the Company’s March 2002 acquisition of Virtual Internet plc. Cash flow from operations in the second quarter of 2003 was $1.8 million.

“In the second quarter, we made several important announcements including the appointment of Peter Forman as President & CEO,” said Mitchell I. Quain, Executive Chairman of Register.com. “We also evaluated a number of strategic alternatives to enhance shareholder value. After careful deliberation in consultation with our advisors, we made the determination to distribute $120 million to shareholders and to continue with our restructuring, which Peter is leading. His operational experience has proved very valuable already, as we are making headway towards improvements at the Company.”

Gross margin for the second quarter of 2003 was 67%, compared with 66% in the second quarter of 2002 and 69% in the first quarter of 2003. The decrease in gross margin from the first quarter of 2003 was due in part to lower average prices and in part to higher data center operating costs.

“We’ve begun to make progress towards achieving operational efficiency but the benefits of those accomplishments won’t be evident in our operating results until 2004,” said Peter A. Forman, President and Chief Executive Officer of Register.com. “A key initiative is the re-launch of our systems architecture later this year. We expect this new platform to yield cost savings in our business, and increase our ability to offer value added services, thereby establishing a foundation for future growth.”

The Company registered, transferred and renewed approximately 516,000 domain names in the second quarter of 2003. This compares to approximately 584,000 registrations in the first quarter of 2003, and approximately 690,000 registrations in the second quarter of 2002. Of the total registrations in the second quarter of 2003, approximately 227,000 were new and transferred registrations, and approximately 289,000 were renewals. As of June 30, 2003, Register.com had approximately 3.1 million domain names under management. The Company’s renewal rate for paid registrations for the first six months of 2003 was approximately 45%.

Later today, Register.com will provide guidance for the remainder of 2003 and for the full year 2004 at its annual meeting of stockholders (10:30 a.m. ET), as well as on its earnings conference call (4:00 p.m. ET). Both events will be webcast live on the Company’s investor website http://investor.register.com. An audio archive will be available on the site beginning two hours after the events’ start times.

The Company’s press release includes certain non-GAAP financial measures, as defined by the Securities and Exchange Commission in Regulation G. Non-GAAP financial measures utilized by the Company include presentations of general and administrative expense, total operating expense, and income from operations that exclude or include the effect of advisory fees and expenses and goodwill amortization / writeoff. The Company’s management believes these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that the Company believes are not indicative of fundamental changes in the earnings capacity of the Company’s operations and will assist investors in comparing results of operations for the current period with results for prior periods. The non-GAAP financial measures used by the Company should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

A reconciliation of the differences between pro forma results and the most comparable financial measure calculated and presented in accordance with generally accepted accounting principles (GAAP) is located under the heading “Reconciliation of Non-GAAP Financial Information to GAAP” immediately following the Consolidated Statements of Operations included in this press release.

About Register.com

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. With over three million domain names under management, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses.

In October 2002, Register.com was named among Deloitte & Touche’s Technology Fast 50 in New York. The company was founded in 1994 and is based in New York.

# # #

Statements in this announcement other than historical data and information constitute forward-looking statements, and involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. These potential risks and uncertainties include, among others, uncertainty of future revenue and profitability from existing and acquired businesses, increasing competition across all segments of the domain name registration business, risk associated with the Company’s restructuring process and future business plan, including the risk that expected cost reductions may not be realized at all or in the intended timeframe, risks associated with the Company’s recently announced $120 million cash distribution, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, including the launch of the .pro top level domain, customer acceptance of new products and services offered in addition to, or as enhancements of our registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions we may decide to pursue and other factors detailed in our filings with the Securities and Exchange Commission, including our quarterly report on Form 10Q for the period ended March 31, 2003 currently on file.

Contact:
Stephanie Marks, Investor Relations
(212) 798-9169
smarks@register.com

Register.com, Inc.
Consolidated Balance Sheet
(in thousands, except share amounts)

	June 30, 2003	December 31, 2002

Assets	(Unaudited)
Current assets
Cash and cash equivalents	$84,642	$50,557
Short-term investments	96,737	105,283
Accounts receivable, less allowance of $2,909 and $2,695, respectively	8,887	8,453
Prepaid domain name registry fees	16,052	15,457
Deferred tax assets, net	23,607	23,052
Other current assets	5,784	3,303

Total current assets	235,709	206,105
Fixed assets, net	8,858	8,450
Prepaid domain name registry fees, net of current portion	7,827	7,131
Other investments	396	396
Marketable securities	26,709	61,205
Goodwill and other intangibles, net	2,100	2,317

Total assets	$281,599	$285,604

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$18,926	$15,227
Deferred revenue	57,716	55,617
Acquisition notes payable	–	9,625

Total current liabilities	76,642	80,469
Deferred revenue, net of current portion	31,441	31,493

Total liabilities	108,083	111,962

Commitments and contingencies

Stockholders’ equity
Preferred stock - $.0001 par value, 5,000,000 shares authorized; none issued and outstanding at June 30, 2003 and December 31, 2002, respectively	–	–
Common stock - $0.0001 par value, 200,000,000 shares authorized; 41,221,901 and 40,624,502 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	4	4
Additional paid-in capital	217,457	216,713
Unearned compensation	(1,101)	(1,376)
Accumulated other comprehensive income	2,019	2,179
Accumulated deficit	(44,863)	(43,878)

Total stockholders’ equity	173,516	173,642

Total liabilities and stockholders’ equity	$281,599	$285,604

Register.com, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three months ended		Six Months ended
	June 30,		June 30,

	2003	2002	2003	2002

Net revenues	$26,167	$26,967	$53,257	$54,267
Cost of revenues	8,570	9,157	16,861	17,910

Gross profit	17,597	17,810	36,396	36,357

Operating costs and expenses
Sales and marketing	6,599	8,294	13,246	16,528
Research and development	4,169	3,157	8,070	5,475
General and administrative (including non-cash compensation of $287, $469, $475 and $924, respectively)	11,354	4,799	17,446	8,663
Amortization of intangibles	135	123	269	153

Total operating expenses	22,257	16,373	39,031	30,819

Income (loss) from operations	(4,660)	1,437	(2,635)	5,538
Other income, net	899	1,473	1,778	3,063

Income (loss) before provision for (benefit from) income taxes	(3,761)	2,910	(857)	8,601
Provision for (benefit from) income taxes	(765)	2,063	129	4,100

Net income (loss)	$(2,996)	$847	$(986)	$4,501

Basic income (loss) per share	$(0.07)	$0.02	$(0.02)	$0.12

Diluted income (loss) per share	$(0.07)	$0.02	$(0.02)	$0.10

Weighted average number of shares outstanding:
Basic	40,991	39,530	40,819	38,890

Diluted	40,991	43,544	40,819	43,072

Register.com, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Cash flows from operating activities:
Net income (loss)	$(2,996)	$847	$(986)	$4,501
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,227	1,111	2,472	2,121
Compensatory stock options and warrants expense	287	163	475	618
Deferred income taxes	(525)	(1,696)	(555)	(2,803)
Tax benefit from exercise of employee stock options	54	4,008	54	4,008
Changes in assets and liabilities affecting operating cash flows:
Accounts receivable	459	(356)	(370)	(1,779)
Prepaid domain name registry fees	(868)	(1,411)	(1,229)	(2,177)
Deferred revenues	418	3,548	1,838	8,863
Other current assets	(603)	466	(2,461)	(386)
Accounts payable and accrued expenses	4,353	(2,871)	3,693	922

Net cash provided by operating activities	1,806	3,809	2,931	13,888

Cash flows from investing activities:
Purchases of fixed assets	(970)	(844)	(2,567)	(1,754)
Purchases of investments	(114,376)	(82,960)	(167,132)	(143,653)
Maturities of investments	143,139	83,463	210,011	139,362
Acquisitions, net	–	(604)	–	(9,249)

Net cash provided by (used in) investing activities	27,793	(945)	40,312	(15,294)

Cash flows from financing activities:
Net proceeds from issuance of common stock and warrant	330	1,305	490	1,449
Issuance of notes payable	–	–	–	8,552
Repayment of notes payable	(5,742)	–	(9,927)	–
Principal payments on capital lease obligations	–	(204)	–	(204)

Net cash (used in) provided by financing activities	(5,412)	1,101	(9,437)	9,797

Effect of exchange rate changes on cash	469	760	279	664

Net increase in cash and cash equivalents	24,656	4,725	34,085	9,055
Cash and cash equivalents at beginning of period	59,986	66,262	50,557	61,932

Cash and cash equivalents at end of period	$84,642	$70,987	$84,642	$70,987

Supplemental disclosure of cash flow information
Cash paid for interest	$102	$–	$184	$8
Cash paid for income taxes	$129	$–	$131	$1,731

Register.com, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three months ended

	June 30, 2003	March 31, 2003	December 31, 2002

Net revenues	$26,167	$27,090	$26,531
Cost of revenues	8,570	8,291	9,207

Gross profit	17,597	18,799	17,324

Operating costs and expenses
Sales and marketing	6,599	6,647	7,424
Research and development	4,169	3,901	3,985
General and administrative (including non-cash compensation of $287, $188, and $521, respectively)	11,354	6,092	7,619
Amortization of intangibles	135	134	134

Total operating expenses	22,257	16,774	19,162

Income (loss) from operations	(4,660)	2,025	(1,838)
Other income, net	899	879	1,351

Income (loss) before provision (benefit) for income taxes	(3,761)	2,904	(487)
Provision (benefit) for income taxes	(765)	894	(140)

Net income (loss)	$(2,996)	$2,010	$(347)

Basic income (loss) per share	$(0.07)	$0.05	$(0.01)

Diluted income (loss) per share	$(0.07)	$0.05	$(0.01)

Weighted average number of shares outstanding:
Basic	40,991	40,685	40,057

Diluted	40,991	43,286	40,057

Register.com, Inc.
Reconciliation of Non-GAAP Financial Information to GAAP
(Unaudited)
(in thousands)

	Three months ended March 31,	Three months ended		Six months
		June 30,		June 30,
	2003	2003	2002	2003	2002

General and administrative, as reported	$6,092	$11,354	$4,799	$17,446	$8,663
Less: Special advisory fees and expenses	(1,023)	(5,352)	–	(6,375)	–

General and administrative, pro forma	$5,069	$6,002	$4,799	$11,071	$8,663

Total operating expenses, as reported	$16,774	$22,257	$16,373	$39,031	$30,819
Less: Special advisory fees and expenses	(1,023)	(5,352)	–	(6,375)	–
Less: amortization of intangibles	(134)	(135)	(123)	(269)	(153)

Total operating expenses, pro forma	$15,617	$16,770	$16,250	$32,387	$30,666

Income (loss) from operations, as reported	$2,025	$(4,660)	$1,437	$(2,635)	$5,538
Add: Special advisory fees and expenses	1,023	5,352	–	6,375	–
Add: amortization of intangibles	134	135	123	269	153

Income from operations, pro forma	$3,182	$827	$1,560	$4,009	$5,691